Exhibit 99.1
United Natural Foods Names
Giorgio Matteo Tarditi President and Chief Financial Officer
Former GE Executive to help accelerate performance, value creation, and customer- and supplier-focused transformation

PROVIDENCE, R.I. – (March 6, 2024) – United Natural Foods, Inc. (NYSE: UNFI) (the “Company” or “UNFI”) today announced that Giorgio “Matteo” Tarditi has been named President and Chief Financial Officer (CFO), effective April 15. He succeeds John W. Howard, UNFI’s current Chief Financial Officer, who will leave the Company following a transition period.

Sandy Douglas, CEO and President of UNFI, said: “Matteo is a proven executive who, over the course of his more than 26 years at GE, served as CFO for seven business units, including Renewable Energy and Energy Connections as externally reported segments, and large divisions of the Power, Oil & Gas, Aerospace, and Healthcare businesses. His deep financial expertise and knowledge of these businesses enabled him to successfully drive operational excellence, efficiency, and increased productivity in complex transformations and M&A integrations. A certified Lean Six Sigma Black Belt, he also led the development and implementation of processes that have increased forecast accuracy, accountability, and continuous improvement. We are pleased to welcome Matteo to our team and look forward to his contributions.

“We also want to thank John Howard for his years of dedicated service and leadership. John played an instrumental role in the integration efforts following the 2018 SUPERVALU acquisition and in helping UNFI navigate the challenges of the global pandemic. I have greatly appreciated his counsel since I joined UNFI.”

In his new role, Mr. Tarditi will oversee corporate finance, treasury, strategy, financial planning and analysis, tax, accounting, investor relations, risk management, and shared services.

“I am thrilled to join UNFI’s talented team, renowned for its customer-centric and collaborative culture,” said Tarditi. “I am excited by the opportunity to contribute to the mission of feeding families across North America and to support the customer- and supplier-driven strategy and transformation plan for the company. I look forward to leading the finance organization and partnering with the people who make UNFI the market leader and a company that delivers profitable growth and value creation for shareholders.”

Mr. Tarditi began his career with GE in 1997 and held positions of increasing responsibility in Healthcare, where he served as CFO of GE Healthcare Japan from 2005 to 2007; in GE Aerospace, where he served as CFO of Avio Aero—GE Aviation from 2013 to 2015; in GE Oil & Gas, where he served as CFO, Drilling and Production from 2010 to 2013; in GE Grid Solutions, where he served as CFO from 2015-2016; in GE Energy Connections, where he served as CFO from 2016 to 2017; in GE Power Services, where he served as CFO in 2018; in GE Renewable Energies, where he served as CFO from 2019 to 2021; and in GE Corporate, where he served as Group Financial Planning & Analysis Leader from 2021 to present.
A frequent speaker on global leadership, turnarounds, mergers and acquisitions, and talent motivation, Mr. Tarditi holds a Master of Science degree in Finance and Business Administration from Universita Bocconi in Milan, Italy.

About UNFI
UNFI is North America's premier grocery wholesaler delivering the widest variety of fresh, branded, and owned brand products to more than 30,000 locations throughout North America, including natural product superstores, independent retailers, conventional supermarket chains, ecommerce providers, and food service customers. UNFI also provides a broad range of value-added services and segmented marketing expertise, including proprietary technology, data, market insights, and shelf management to help customers and suppliers build their businesses and brands. As the largest full-service grocery partner in North America, UNFI is committed to building a food system that is better for all and is uniquely positioned to deliver great food, more choices, and fresh thinking to customers. To learn more about how UNFI is delivering value for its stakeholders, visit www.unfi.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include those described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K for the year ended July 29, 2023 filed with the SEC on September 26, 2023 and other filings the Company makes with the SEC. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information contained in this press release to reflect subsequently occurring events or circumstances. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results.

For UNFI Investors:
Kristyn Farahmand
401-213-2160
kristyn.farahmand@unfi.com
-or-
Steve Bloomquist
952-828-4144
steve.j.bloomquist@unfi.com

For Media:
UNFI
Charles Davis
215-539-1696
cdavis@unfi.com